                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into as of the 31st day of May, 1998, by and between JOSEPH NELSON, whose address is 5565 Lectner Drive East, Coral Springs, Florida, ("Employee"), and EYEQ NETWORKING, INC., a Delaware corporation, whose address is The GSB Building, One Belmont Avenue, Suite 417, Bala Cynwyd, PA 19004 (hereinafter called "EyeQ, Employer or Company").

                                   WITNESSETH:

         WHEREAS, EyeQ is in the business of buying and selling aircraft, engines and parts and related products and materials (the "Business of Employer"); and

         WHEREAS, Employee will be employed as President, Chief Executive Officer and Director of EyeQ and whose duties include responsibility for and oversight of all day to day activities of EyeQ and other functions; and

         WHEREAS, EyeQ does business, purchases inventory and has customers throughout the world; and

         WHEREAS, this Agreement sets forth in writing the understanding of the parties agreed to between themselves to provide for the employment of Employee upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the above and foregoing premises and the employment of the Employee during the term hereof, the parties agree as follows:

         1. Recitals. The above-mentioned recitals are true and correct and are incorporated herein and by reference made a part of this Agreement.

         2. Revocation of Prior Agreements. The parties do hereby cancel and revoke all prior agreements and understandings whether oral or written, relating to the subject matter of this Agreement. Without limiting the generality of the preceding sentence, Employee and EyeQ hereby acknowledge that this Agreement replaces and supersedes that certain Employment Agreement dated October 31, 1996 by and between Employee and JET Aviation Trading, Inc. ("JET") (the "Old Agreement"), a Florida corporation and a majority-owned subsidiary of EyeQ; provided, however, that any unpaid principal and/or accrued interest under that certain promissory note referenced in Section 11(c) of the Old Agreement shall continue to be an obligation of Employee payable to JET. Any reference herein to obligations payable by, or to be performed by, Jet shall be interpreted to mean that the Company shall cause Jet to satisfy such obligation.

         3. Term of Employment. Subject to the provisions hereof, the Employer hereby employs Employee for the period commencing as of the date hereof and continuing until May 31, 2001, (the "Term") or unless sooner terminated as provided herein. Each 12 month period of employment hereunder, commencing as of the date hereof shall be called an "Employment Year." In the event the Employee is still employed at the end of the Term, then this Agreement shall automatically extend from month-to-month thereafter on all of these terms and conditions except that paragraph 11(b) and 12(b)(ii) shall not apply.

         4. Employment Duties. Employee shall serve the Employer as and in the specific capacity of President, Chief Executive Officer and as a Director of the Employer. Employee shall be in charge of and oversight of all operating activities of the Employer and shall be responsible for general oversight and management of day to day operations of the Employer and such other duties as may reasonably be required by the elected Board of Directors of EyeQ (the "Board"). Employee covenants and agrees to devote his full time and energies, and his best efforts and business judgments exclusively to the business of the Employer and to perform such duties to the best of his ability and to observe all reasonable policies, rules and regulations as determined and imposed by the Employer for operation of the Employer's business. The Employee shall report to the Board, who shall direct, control and supervise the duties to be performed.

         5. Vacation. Employee shall be entitled to three (3) weeks of vacation time during each year of his employment, one and one half weeks of which shall accrue every six (6) months. Such vacation shall be with full pay and other benefits provided hereunder. Vacation may be taken prior to accrual, but salary paid for any such vacation not accrued will be returned by Employee at termination. The time of vacation shall be selected in such manner as not to conflict with the Employer's operations, and Employee's employment duties; however, Employer shall not unreasonably constrain Employee's time of vacation. Employee shall give Employer reasonable notice of his intended vacations. Up to two weeks of vacation may be rolled-over to the following year if allotted vacation time was not used in the previous year. In no event may Employee take more than two weeks of vacation in a row. If allotted or rolled-over vacation is not fully used prior to termination, Employee shall be compensated for each unused vacation.

         6. Sick Leave. As determined by the Employer, the Employee shall be entitled to a reasonable number of days of sick leave with full pay during each calendar year.

         7. Confidential Information. All records of the Employer which include, but are not limited to, advertising, sales, other materials or articles of information, including without limitation, data processing reports, computer software and/or media containing Employer's confidential information, customer lists, supplier lists, purchasing information, customer sales analysis and patterns, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Employee by the Employer, acquired by Employee while employed by the Employer, or developed by Employee on behalf of the Employer or at the Employer's direction or for the Employer's use or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of the Employer. Employee acknowledges that such


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

information is proprietary trade secrets of Employer. All or any such materials and records shall hereinafter be known as "Confidential Information." If the Employer requests the return of such Confidential Information at any time during, at, or after the termination of Employee's employment hereunder, Employee shall immediately deliver the same and all copies or excerpts thereof to Employer.

         8. Covenants During Employment. While employed by the Employer, Employee agrees that he will not, without the written consent of the Board:

            (a) Unless authorized to do so by the Board, make, draw, accept or endorse any contract, lease, promissory note, or otherwise instrument requiring the payment of money by the Employer nor shall he use any money belonging to the Employer or pledge is credit except in the usual and regular course of business and exclusively on account, or for the benefit of the Employer;

            (b) Release or discharge any debtor of the Employer without receiving the full amount thereof;

            (c) Make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Employer in any way that will or may reasonably be thought to injure an interest of the Employer in its relationships and dealings with existing or potential customers or solicit or encourage any other employee of the Employer to do any act that is intended to be disloyal to the Employer or inconsistent with the Employer's best interest or in violation of any provision of this Agreement;

            (d) Compete in any manner, directly or indirectly with the business of the Company or in any field connected with aviation, aircraft, aircraft parts, or the like.

         9. Nondisclosure. The Employee shall not, at any time during the term of this Employment Agreement or at any time thereafter, except as may be authorized by EyeQ in writing disclose or make use of, directly or indirectly, EyeQ's customer list or supplier list or any other Confidential Information for his own benefit, for the benefit of others engaged in the same business as EyeQ or for others who Employee believes or should reasonable believe might or could enter into EyeQ's business. Employee acknowledges the material adverse impact to Employer due to any breach by Employee of these provisions, no matter how small, and that any such breach shall cause him to forfeit any unpaid amounts set forth in Paragraph 11(b)(ii) below.

         10. Non-Compete. a) In the event of termination of Employee's employment with EyeQ without cause or if Employee voluntarily leaves employment and Employer elects to pay Employee Severance Pay under paragraph (12)(b)(iii), hereof, it is agreed that Employee will not, for a period of one year thereafter, (the "Non-Compete Period") directly or indirectly, either as a individual, employee, agent, partner, shareholder, owner or otherwise (a) call on solicit or accept the Customers of EyeQ or JET, as the case may be (as defined below) for the purpose of selling or the sale of those types of products or services which EyeQ or JET, as the case may be, sold during the two year



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period preceding Employee's termination, either for himself or for any other person or competing business; or (b) call on, solicit or seek to purchase supplies, materials or inventory for resale or use of the type purchased by EyeQ or JET, as the case may be, from the Vendors of EyeQ or JET, as the case may be, (as defined below) or (c) be employed, consult for, or in any way render services to any business engaged in the sale and or distribution of the type of products or services which EyeQ or JET, as the case may be, does or has sold or distributed within the previous twelve month period and in any geographic area where EyeQ or JET, as the case may be, regularly does business at the time of Employee's termination from employment. "Customers of EyeQ or JET" shall mean those persons or entities, including their affiliates, parents, subsidiaries franchisers or franchisees, wherever located in the world who purchased any products or services of EyeQ or JET, as the case may be, within the twelve month period preceding Employee's termination, upon whom Employee called, with whom Employee because acquainted, or whose name Employee learned during his employment with EyeQ or JET, as the case may be. "Vendors of EyeQ or JET" shall mean those persons or entities including their affiliates, parents, subsidiaries, franchisers or franchisees, who sold raw or finished goods or supplies to EyeQ or JET within the twelve month period preceding Employee's termination upon whom Employee called, with whom Employee became acquainted, or whose name Employee learned during his employment with EyeQ or JET, as the case may be.

         11. Compensation.

            (a) Basic Compensation in each year of Employee's Term of Employment. Employee shall receive as basic compensation ("Basic Compensation") for all services rendered by the Employee hereunder, an annual salary during each Employment Year, or prorated for a partial Employment Year of $175,000, payable in accordance with the customary payroll practices of Employer, but in no event less frequently than semi-monthly. The Basic Compensation shall be paid by Jet.

         At the end of each Employment Year, Employee and Employer shall negotiate in good faith any increase in Basic Compensation as may be appropriate for the next Employment Year.

             (b) Bonuses. In addition to the amounts paid to Employee pursuant to (a) above, if Employee is still employed by Employer on the first anniversary of the date hereof, and at the end of year fiscal year thereafter, Employee shall be entitled to a cash bonus based upon the Company's and Jet's results of operations for the fiscal year ending on the first anniversary of the date hereof, and each fiscal year thereafter that Employee is still employed hereunder, on the following terms and conditions:

                 Employee shall be entitled to a bonus of 3% of the Pre-Tax Net Income of the Company for such fiscal year, provided, however, that the Pre-Tax Net Income of the Company attributable to Jet shall be excluded from such Pre- Tax Net Income of the Company for purposes of the calculation of such bonus. Such bonus shall be paid by the Company. The Employee shall also be entitled to a bonus of 3% of the Pre-Tax Net Income of Jet for such fiscal year. Such bonus shall be paid by Jet.

                 "Pre-Tax Net Income" shall be defined as net income of the Company or Jet, as applicable, determined under generally accepted accounting principles.


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

            (c) Health Insurance and Benefits. During the Term, the Company shall pay for Employee's life, dental and health insurance coverage under the Company's group health insurance plan in effect for the employees of the Company and such other benefits as are commensurate with executives in Employee's position.

            (d) Employee shall be granted options to purchase 200,000 shares of Common Stock of the Company at $2.50 under the stock option plan of the Company duly adopted by the Company's Board of Directors. Such options shall expire five
(5) years from the date hereof. All such options shall vest upon execution of this Agreement.

            (e) Deductions from Compensation. Any amounts payable to Employee hereunder shall be subject to reduction and withholding for Social Security, withholding taxes and any other such taxes or deductions as may from time to time be required to be withheld by Employer pursuant to applicable governmental authority.

         12. Termination.

            (a) General.

             This Agreement shall terminate upon the Employee's termination of employment, but the terms of the paragraphs herein which contemplate acts, the restraint of acts, or payments after the termination or expiration hereof, and the representations and warranties made herein, shall survive the termination of this Employment Agreement for any reason. Employee's employment hereunder shall be terminated upon the happening of any of the following events:

                1) the death of the Employee;

                2) the permanent disability of the Employee, as more fully discussed in Article 13 hereof;

                3) upon the expiration of the Term of this Employment Agreement according to its terms;

                4) for cause; for these purposes, "cause" shall include:

                   (i) the conviction of Employee of a crime involving moral turpitude;

                   (ii) an act of dishonesty either involving Employee's employment or harmful to Employer or other employees, including fraud, misappropriation, embezzlement or the like;

                   (iii) the misfeasance, malfeasance or non-feasance of
                         Employee in carrying out the duties of Employee's employment with Employer, not cured within thirty (30) days prior notice.


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

            (b) Payment Upon Termination.

                i. Death or Disability. Upon termination of Employee's employment hereunder at the end of the Term or because of the death or permanent disability of Employee, Employee or in the event of his death or his mental incapacity his personal representative, shall be paid his Basic Compensation hereunder for the greater of (a) twenty-four (24) months or (b) the remainder of the Term. In addition, if termination of this Agreement is due to the death of the Employee, his estate shall be entitled to the payment of the Employee's Basic Compensation for twenty-four (24) months after the date of Employee's death.

                ii. Termination For Cause or Voluntary Leaving. Upon termination of Employee's employment hereunder for cause or voluntary leaving as compensation for services rendered during the term of this Agreement to the date of termination, Employee shall be paid his Basic Compensation hereunder prorated through the date of termination, and no other amounts hereunder. Any amounts which have been prepaid will be returned by Employee or his personal representative.

                iii. Dismissal. Upon termination of Employee's employment hereunder, for reasons not for cause, death, permanent disability, his voluntary leaving (except as provided herein) or the expiration of the Term hereof, such reasons to include, without limitation, the dismissal of the Employee by Employer for reasons not for cause, or the dissolution of the Employer, Employee shall be entitled to receive lump sum compensation equal to three (3) times his Basic Compensation, or in the event of a change in control, status or authority of the Company or following termination of Employee's employment under this Employment Agreement immediately above ("Severance") and such amounts as he may be entitled to as are set forth in paragraph 11 prorated, annualized and calculated through the date of termination; provided, however, that Employee shall receive no such Severance in the event his employment is terminated as a result of a merger with, or an acquisition of or by, another entity approved by the Board of Directors of the Company. If Employee voluntarily leaves, at Employer's election it may pay Employee Severance Pay for so long as Employee does not compete with Employer under the terms of Paragraph 10 hereof. These payments shall cease however should Employee breach the provisions of paragraph 7, 9 or 10 hereof, in addition to the other remedies therefor of Employer hereunder. Notwithstanding the foregoing, if the Employee's duties or responsibilities are substantially diminished by the Board of Directors of the Company, the Employee may terminate his Employment hereunder, and the Employee shall be entitled to the Severance set forth above.

         13. Disability.

             (a) In the event that Employee incurs a disability of either a physical or mental character which, in the opinion of a physician selected by the Employer, which physician shall be approved by Employee (which approval shall not be unreasonably withheld), renders him disabled from performing the usual and customary duties to be rendered hereunder or heretofore rendered by Employee, he shall receive his full Basic Compensation for the first thirty-six
(36) months or any part thereof of continuous disability.


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

             (b) No disability shall be deemed to exist until after Employee shall be unable to perform his duties for thirty (30) days; but after such disability continues for thirty (30) consecutive days, then the same shall be deemed to have existed from the first day of such disability.

             (c) If the Employee does not recover and resume his duties within ninety (90) days from the date he is deemed to have become disabled, Employee may, unless the physician selected in paragraph 11(a) above certifies that Employee is again capable of performing his usual and customary duties with or without reasonable accommodation, at the election of the Board of Directors, be deemed to have become permanently disabled at the beginning of such disability.

             (d) (i) If Employee shall have been disabled and shall have returned to work after the end of such disability, any recurrence of the same disability commencing within one hundred eighty (180) days of the termination of the prior period of disability shall be deemed to be a continuation of the prior disability, and the periods of such disabilities shall be added together to determine the rights of the parties hereunder.

                 (ii) If Employee shall have been disabled and shall have returned to work after the end of such disability, any new and unrelated disability occurring thereafter shall be treated as if the previous and unrelated disability had not occurred.

             (e) Services During Disability. During the period that Employee shall be entitled to receive payments under this Article and to the extent that he is physically and mentally able to do so, he shall furnish information and assistance to the Employer and comply with the provisions hereof; and, in addition, upon reasonable request in writing on behalf of the Employer, he shall make himself available to the Employer to undertake reasonable assignments consistent with the dignity, importance and scope of his prior position and his physical and mental health.

         14. Reformation. If elements of the agreements set forth in the above paragraphs would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the elements of this Agreement to the end the Employer and Employee shall be subject to an employment agreement, a nondisclosure covenant and related covenants as close as possible to the terms in the paragraphs above and which are enforceable by Employer or Employee.


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

         15. Essence. Employee agrees that the covenants and agreements contained herein are the essence of this Agreement and that such covenants and agreements are reasonable and necessary to protect and preserve the interests and properties of Employer and Employee; that irreparable loss and damage will be suffered by Employer should Employee breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable, not only from the other of such covenants and agreements but also from the other and remaining provisions of this agreement; that the enforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenants or agreements or provisions of this Agreement and that the covenants and agreements shall be fully enforceable irrespective of how long Employee has been in the employment of Employer.

         16. Remedies.

             (a) Employee agrees and understands that Employer has acted in reliance on the provisions of this Agreement in employing Employee and would not continue to employ Employee if Employee did not execute this Agreement.

             (b) In the event that Employee shall breach any or all of the covenants and agreements set forth in paragraph 9 or 10 subsequent to the termination of his employment, Employee agrees that the running of the period of restrictions set forth in paragraphs 9 or 10 shall be tolled during the continuation(s) of any such breach or breaches by the Employee and the running of the period of such restrictions shall commence or commence again only upon compliance by the Employee with the terms of the applicable paragraphs breached.

             (c) Employee agrees that in the event he shall breach any of the above covenants and agreements, damage to Employer shall be presumed in any legal action by Employer against Employee for damages. Employer shall be entitled to collect actual damages caused by Employee's breach of any of the covenants and agreements. In addition to the above remedy and other remedies available to it, Employer shall be entitled to both permanent and temporary injunctions, without the posting of a bond and without the need to prove irreparable harm, to prevent a breach or contemplated breach by Employee of any of the above covenants or agreements.

         17. Miscellaneous.

             (a) Binding Agreement. All the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs at law, legatees, distributees, executors, administrators and other legal representatives.

             (b) Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.


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

             (c) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held to be invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

             (d) Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telegraph or mailed first class, postage prepaid, registered or certified mail, return receipt requested, to Employer or Employee at their respective addresses set forth in this Agreement or to any other address of which notice of the change is given to the parties hereto.

             (e) Governing Law. The construction, interpretation, validity and performance of this Employment Agreement shall be governed by the laws of the State of Florida. The parties agree that venue for any action shall be in Dade County, Florida.

             (f) Entire Agreement. This instrument contains the entire agreement between the parties hereto with respect to the subject matter hereof and no prior or collateral promises or conditions in connection with or with respect to the subject matter hereof no incorporated herein shall be binding upon the parties hereto.

             (g) Modification. No modification, extension, renewal, recision, termination or waiver of any of the provisions contained herein or any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any of the parties unless made in writing and duly executed by the parties or their authorized representative.

             (h) Headings. The section and paragraph headings contained in this Employment Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this document.

             (i) Attorney's Fees and Expenses. Employer and Employee agree that, if either party has to employ an attorney to enforce this Agreement, the non-prevailing party shall pay reasonable costs, expenses, attorney's fees and paralegal fees through and including any appeals, settlement or negotiations required to enforce this Employment Agreement incurred by the prevailing party.

             (j) Material Inducement. Employer and Employee agree and understand that both parties hereto have acted in reliance on this Employment Agreement in executing this Agreement and the covenants contained herein are a material inducement for both parties hereto to do so.

             (k) Survival. The terms of the paragraphs herein which contemplate acts, the restraint of acts, or payments after the termination or expiration hereof and the representations and warranties made herein shall survive the termination of this Agreement or Employee's employment hereunder for any reason.


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

         IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers hereunto duly authorized and Employee has signed this Agreement all as of the day and year first above-written.

                                           EMPLOYER

Attest:                                    EYEQ NETWORKING, INC.




BY:________________________________        BY: /s/ Steven Rosner
            Its Secretary                      ---------------------------------
                                           Title: President
                                                  ------------------------------

(Corporate Seal)

                                           EMPLOYEE


                                           /s/ Joseph Nelson
                                           -------------------------------------
                                                       Joseph Nelson

Witnesses:



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